Exhibit 99.1

Allied Nevada Announces Positive Feasibility Study for Hycroft Milling Expansion

Annual Production of 616,800 Ounces of Gold and 25.9 Million Ounces of Silver at an Adjusted

Cash Cost1 of $190 Per Ounce From 2015-2024

September 16, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, “ANV” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to present the positive results of the Milling Feasibility Study (the “Study”) for its wholly owned Hycroft Mine located near Winnemucca, Nevada. The information presented below summarizes production from the heap leach expansion currently in progress plus the milling expansion expected to be operational in January, 2015.

Allied Nevada’s Board of Directors has approved the capital spending to secure long-lead items and to complete the detailed engineering for the milling project. It is estimated that the capital required to complete this stage of the project will be $47.1 million ($3.6 million in 2011 and $43.5 in 2012). Upon completion of detailed engineering and receipt of required permits, expected in January 2013, the Company intends to move directly into the construction phase of the milling expansion project.

Highlights of the Feasibility Study include:

•	Average annual production of 616,800 ounces of gold and 25.9 million ounces of silver for the years that the mill is operating (2015-2024).

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Average annual adjusted cash cost for the years 2015-2024 is expected to be $190 per ounce (calculated using silver revenue as a credit to costs). Life of mine adjusted cash cost is expected to be $227 per ounce.

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Initial mill capital cost is estimated to be $985 million. Initial capital for the heap leach project (less capital spent to date) is estimated to be $223 million. Total initial capital for the expansion projects is expected to be $1.2 billion.

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The heap leach and milling expansions combined are expected to generate a net present value of $1.4 billion (6% discount) and a project internal rate of return, including the heap leach expansion, of 34% (assuming a gold price of $1,000 and a silver price of $18).

The Study was completed by Allied Nevada with the collaboration and input of a number of industry recognized consulting firms. These firms provided estimates and design parameters for capital and operating costs, tailings impoundment design, flow sheet development, autoclave design, slope stability, power requirements and permitting. The Study is based on the recently announced Proven and Probable Mineral Reserve of 10.2 million ounces of gold and 388.6 million ounces of silver (854.0 million tons grading 0.012 opt Au and 0.46 opt Ag, calculated at $800 per ounce gold and $14 per ounce silver, see August 23, 2011, press release). Economics are estimated using average gold and silver selling prices of $1,000 per ounce and $18 per ounce, respectively.

Initial capital expenditures for the mill and heap leach projects are estimated to be $1.2 billion. The Company has obtained fixed price quotations on many long-lead items for which no contingency has been applied. A contingency provision of $105 million has been estimated on the remaining project outlays. The level of accuracy of the capital investment estimate is ±15%.

[1]	“Adjusted cash costs” is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales.

Mining

The Study assumes processing on average 130,000 tons per day through the mill and 87,000 tons per day via crushing and heap leach beginning in 2015. Mining will be conducted by conventional drill, blast and truck haulage of material. The fleet will consist mainly of three 55 cubic yard capacity wire rope shovels, 320-ton class haul trucks and other support equipment. Heap leach and mill ore will be hauled by truck to the primary gyratory crushing pocket that feeds into the milling circuit. Waste will be crushed in a dedicated gyratory crushing system located to the south of the deposit and conveyed to a waste dump.

Processing / Flow sheet

The milling plant will consist of a crushing system which will feed two separate lines each comprised of a 36’ semi-autogenous grinding mill, two 25’ ball mills, rougher and cleaner flotation cells and leach facilities.

Heap leach ore will be crushed to 80% passing 3/8” and stacked on the leach pads via overland conveyors. Higher grade oxide, transitional and sulfidic ore will be ground to 80% passing 100 mesh, floated to create a concentrate, reground to 80% passing 325 mesh and leached. The leached concentrate will then be sold for the remaining contained gold, silver and fuel values. In the Study, an autoclave is introduced in 2018 to process approximately one third of the concentrate on site, with the remainder being shipped for processing in offsite oxidation plants. Management is confident that it will be able to place the required amount of the rougher/cleaner concentrate to interested parties with processing facilities in North America. A dedicated tails leach plant will be built to process the transitional rougher tails. Metal will be recovered using the same Merrill-Crowe process currently in use at site.

Economic Analysis

Assuming average gold and silver selling prices of $1,000 per ounce and $18 per ounce, respectively, the project economic analysis results in an after-tax IRR of 34% and a net present value at 6% discount of $1.2 billion (Proven and Probable Reserves used in the plan are estimated at $800 per ounce gold and $14 per ounce silver. For reference, the trailing three year average was $1,100 per ounce gold and $19 per ounce silver).

A sensitivity analysis to various metals prices, assuming a constant silver to gold ratio of 57.14, is shown below:

Metal Prices		NPV @ 0%	NPV @ 6%	After Tax IRR	Average Adjusted Cash Cost/oz
Au	Ag	$ Billions	$ Billions		$/ounce
$690	$12	Break even
$800	$14	$1.1	$0.3	12%	$342
$900	$16	$1.9	$0.9	22%	$284
$1,000	$18	$2.8	$1.4	34%	$227
$1,100	$19	$3.6	$2.0	49%	$170
$1,200	$21	$4.5	$2.5	72%	$112

The heap leach expansion will be funded through existing cash balances, capital leases and operating cash flow. Allied Nevada is developing a financing plan that addresses funding of capital requirements for the milling expansion. The Company is in discussions with major US and Canadian based financial institutions to identify the best financing options. Interest from these institutions has been encouraging and the Company believes that securing a solid financing plan will not be difficult.

Summary Operating Parameters:

LOM Production (2011-2024)
Ore tons mined - heap leach		000s	390,207
Ore tons mined – mill		000s	463,772
Waste tons mined		000s	1,176,169
Total tons mined		000s	2,030,148
Strip ratio (does not include 29.1 tons of heap leach stockpile)			1.38
Gold ounces sold			7,238,324
Silver ounces sold			271,228,852
Average Annual Production (2015-2024)
Mining rate		tpd	520,548
Operating days/year			365
Ore tons processed - heap leach		000s	32,000
Ore tons processed – mill		000s	47,450
Waste tons mined		000s	110,500
Total tons mined		000s	190,000
Average annual gold production		ozs	616,766
Average annual silver production		ozs	25,911,513
10-year average adjusted cash cost/ounce (calculated using silver revenue as a credit to costs)	$	/oz	$190
Initial Capital for Heap Leach and Mill Expansions (2011-2015)
Heap Leach 2011-2013 (remaining capital, excluding $35 million spent to date):
Mobile mining equipment		millions	$96.0
Crushing and conveying system		millions	$73.3
Leach pads		millions	$31.0
Merrill-Crowe, refinery and other infrastructure		millions	$18.6
Rail siding		millions	$18.0
Capitalized stripping		millions	$21.1
Less: spent to date		millions	$(35.0)
Total initial heap leach capital		millions	$222.9
Initial Mill Capital (2011-2015):		millions
Mobile mining equipment		millions	183.1
Leach pads		millions	8.6
Mill equipment and infrastructure		millions	583.1
Tails leach plant		millions	56.2
Tailings management facility		millions	89.3
Contingency		millions	65.0
Total initial mill capital		millions	985.3
Autoclave (2016-2018; includes contingency of $40 million)		millions	282.7
Operating Costs (LOM 2011-2024)
Mining cost/ton of material	$	/ton	$1.00
Milling cost/ton of ore milled (includes all treatment costs)	$	/ton	$7.82
Heap leach cost/ton of ore processed	$	/ton	$1.52
G&A cost/ton of ore processed	$	/ton	$0.20
LOM adjusted cash cost/ounce (calculated using silver revenue as a credit to costs)	$	/oz	$227

Other Operating Parameters (LOM 2011-2024)
Average mill grade – gold	opt	0.015
Average mill grade – silver	opt	0.64
Average heap leach grade – gold	opt	0.008
Average heap leach grade – silver	opt	0.24
Average mill recovery – gold	%	73%
Average mill recovery – silver	%	83%
Average heap leach recovery - gold	%	65%
Average heap leach recovery - silver	%	24%
Overall gold recovery	%	70%
Overall silver recovery	%	70%

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the Hycroft Mine milling expansion, including estimated capital requirements, the benefits of the milling expansion, including expected production, cash costs and rates of return; the availability of capital to finance the milling expansion and the availability of permits and regulatory approvals required to complete the milling construction; mineral reserve and resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Mr. David C. Flint, AIPG Certified Professional Geologist #10360, is Allied Nevada’s Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release. Allied Nevada will file on www.sedar.com a National Instrument 43-101 compliant technical report within the time required by 43-101 guidelines encompassing the mineral reserve and technical information discussed herein, which will include further details with respect to the feasibility study, including risks and uncertainties associated therewith.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.